EXHIBIT 2.1

Dated 4 July 2005

SWITCHGEAR & INSTRUMENTATION LIMITED

INHOCO 3210 LIMITED

(to be renamed Switchgear & Instrumentation Limited)

AGREEMENT
for the sale and purchase of certain assets
and the assumption of certain liabilities of
Switchgear & Instrumentation Limited

Contents

	Clause	Page

1	Definitions	3
2	Interpretation	9
3	Sale of the Business and Assets	10
4	Excluded Assets and Liabilities	11
5	Purchase Price	12
6	Retention	13
7	Completion	14
8	Business responsibility and indemnities	15
9	Receivables	16
10	Contracts and Confidentiality Agreements	17
11	Employees	18
12	Pensions	20
13	Apportionments	21
14	Warranties	22
15	Limitation on liability	22
16	Buyer’s Assurances	22
17	Restrictive covenants	23
18	Post-Completion matters	24
19	VAT	26
20	Announcements and confidentiality	27
21	Assignment and third party rights	28
22	Notices	28
23	General	29
24	Governing law and jurisdiction	31

	Schedule

1	Balance Sheet & Purchase Price Allocation
2	Completion
3	Completion Balance Sheet and adjustment to the Purchase Price by reference to the
	Completion NAV
	Part 1 — General provisions
	Part 2 — Format of Completion Balance Sheet and specific accounting policies
	Part 3 — Dispute resolution
	Part 4 — Form of letter of instruction to the Independent Accountants pursuant to paragraph 2 of part 3 of this schedule
4	Assumed Liabilities
5	Loose Plant and Machinery
6	Contracts
	Part 1 — General
	Part 2 — [Not used]
	Part 3 — Customer
	Part 4 — Supplier
	Part 5 — Contracts not assumed by the Buyer
7	Employees
8	Intellectual Property Rights
	Part 1 — Business Intellectual Property
	Part 2 — IP Licences

Page
9	Warranties
10	Computer Systems
11	Computer Contracts
12	Shared Services
13	Bonds
14	Determination of Negative Cashflow Payment
Part 1 — General provisions
Part 2 — Format of Negative Cashflow Payment Statement
Part 3 — Dispute resolution
Part 4 — Form of letter of instruction to the Independent Accountants pursuant to paragraph 2 of part 3 of this schedule
15	Limitations on the Seller’s liability
16	Environmental Liabilities

This Agreement is made on 4 July 2005

Between

(1)	Switchgear & Instrumentation Limited (No. 620929) whose registered office is at Heathcote, Kings Road, Ilkley, West Yorkshire LS29 9AS (Seller); and

(2)	Inhoco 3210 Limited (to be renamed Switchgear & Instrumentation Limited) (No. 5464765) whose registered office is at 100 Barbirolli Square, Manchester M2 3AB (Buyer).

Whereas:

(A)	The Seller’s business includes the Business.

(B)	The Seller has agreed to sell and the Buyer has agreed to purchase the Business as a going concern and the Assets and to assume the Assumed Liabilities on the terms of this Agreement.

It is agreed

1	Definitions

In this Agreement, unless the context otherwise requires:

Accounts means the audited balance sheet of the Seller as at the Accounts Date and the audited profit and loss account of the Seller for the financial year ended on the Accounts Date together with the notes to, and the auditors’ and directors’ reports on those accounts

Accounts Date means 28 February 2005

Accruals means all amounts payable at the Transfer Date by the Seller in relation to goods and services provided to the Business before the Transfer Date but which have not been paid for by the Seller at that date to be apportioned in accordance with clause 13.1 but excluding amounts payable in respect of Trade Creditors, the contracts listed in part 5 of schedule 6 and Excluded Liabilities.

agreed form means in relation to any document, that document in the form agreed by the parties and, for the purposes of identification, signed or initialled by or on behalf of the parties

Assets means the assets, contracts and rights owned or held by the Seller and used in or in connection with the Business to be sold or transferred pursuant to this Agreement described in clause 3 but not including any of the Excluded Assets

Assumed Liabilities means the liabilities and obligations specifically agreed to be assumed by the Buyer pursuant to this Agreement including those set out in schedule

Bailey Guarantee means the guarantee of the Seller’s obligations under this Agreement granted by The NG Bailey Organisation Limited in the agreed form

Base NAV means £3,255,000

Bonds means all letters of credit, performance bonds and any other agreement to which the Seller or any member of the Seller’s Group is a party which secures the performance by the Seller of the Customer Contracts

Borrowing means any borrowings of the Business and/or of the Seller whether from a bank or any other source

Business means the Switchgear Business and the Laser Cutting Business

Business Day means any day on which the banks are open for business in London (excluding Saturdays, Sundays and public holidays)

Business Intellectual Property means all Intellectual Property Rights owned or used by the Seller or any member of the Seller’s Group or which any such person has the right to use in each case in connection with the Business as carried on at or prior to the Transfer Date (including, without limitation, those Intellectual Property Rights specified in schedule part )

Business Names means “Switchgear & Instrumentation”, “S & I” and “NGBM” and the exclusive right to use such names after Completion in the style or format and/or with the logo in which such names are or have been used by the Seller in connection with the Business at or prior to the Transfer Date but for the avoidance of doubt excluding any right to use the name “Bailey” or the letters “NGB” (other than within “NGBM”) whether alone or in conjunction with any other word, symbol, letter or number

Buyer’s Group means the Buyer and any holding company or subsidiary of the Buyer and any subsidiary of such holding company and any equivalent company incorporated outside England and Wales which had such been incorporated in England and Wales the same would have been such a holding company or subsidiary

Buyer’s Nominated Account means such account as the Buyer shall specify in writing to the Seller following Completion

Buyer’s Solicitors means Addleshaw Goddard of Sovereign House, PO Box 8, Sovereign Street, Leeds LS1 1HQ, acting for the Buyer and S & I Properties

Companies Act means the Companies Act 1985

Completion means completion of the sale and purchase of the Business and the Assets and the assumption of the Assumed Liabilities in accordance with clause 8 of this Agreement

Completion Balance Sheet means the balance sheet of the Buyer as at the Completion Balance Sheet Date to be prepared in accordance with paragraph of part of schedule

Completion Balance Sheet Date means 00.01 on the Completion Date

Completion Date means 4 July 2005

Completion NAV means the aggregate value of the Assets less the Assumed Liabilities as shown in the Completion Balance Sheet

Computer Contracts means all legally binding arrangements and agreements pursuant to which any third party, including any member of the Seller’s Group, provides any element of the Computer Systems to the Business (or any services in relation to the same including, without limitation, maintenance and support, security, disaster recovery, facilities management, bureau and online services) including the agreements particulars of which are set out in schedule

Computer Systems means all Hardware, software, databases, networks, printers and other information technology owned or used by the Seller in connection with the Business including without limitation those items which are set out in schedule

Confidential Information means all information, know-how and techniques (in whatever form held) to the extent to which it relates to all or any part of the Business and/or Assets, including all names and lists of customers and suppliers, sales and marketing information (including targets, sales and market share statistics, market surveys and reports on research)

Contracts means all contracts, commitments and licences entered into by or on behalf of the Seller in connection with the Business and which remain to be performed (in whole or in part) or in respect of which obligations remain outstanding at the Transfer Date including the Customer Contracts, the Lease Contracts, the Computer Contracts, the Licences and the Supplier Contracts but excluding those contracts referred to in part of schedule

Customer Advance Payments means the total amount of all interim sales invoices raised by the Seller in respect of the Customer Contracts

Customer Contracts means those contracts that the Seller has with customers of the Business including those specified in part 3 of schedule but excluding those in part 5 of schedule 6

Customer Letter means the joint letter from the Seller and the Buyer to customers of the Business in the agreed form

Customs means HM Revenue and Customs

Data Room means the data room documentation, an index of which is attached to the Disclosure Letter

Debtors means those persons who owe Receivables

Disclosure Letter means the letter (together with its annexures and documents) in the agreed form from the Seller to the Buyer signed and delivered immediately prior to the execution of this Agreement

Employees means those persons employed by the Seller in the Business at the Transfer Date who are listed in schedule

Employment Liabilities means all earned but unpaid salaries, bonuses and commissions of Employees at the Transfer Date

Environmental Liabilities has the meaning given to the term in schedule

Excluded Assets means the assets listed in clause 4 as Excluded Assets

Excluded Contracts means those contracts set out in paragraph of part of schedule

Excluded Liabilities means all liabilities and obligations of the Business, the Seller or any member of the Seller’s Group other than the Assumed Liabilities, including the obligations and liabilities listed in clause 4 as Excluded Liabilities

Goodwill means the goodwill of the Seller in connection with the Business including the exclusive rights for the Buyer to represent itself as carrying on the Business in succession to the Seller and to use the Business Names

Guarantee means any legally enforceable guarantee, indemnity, suretyship, letter of comfort, security or right of set-off given or undertaken directly or indirectly by a person to secure or support the obligations (actual or contingent) of any third party

Hardware means all hardware, peripherals, communication links, storage media and networking equipment used by the Business

ICTA means the Income and Corporation Taxes Act 1988

Intellectual Property Rights means patents, rights in inventions, know-how, registered and unregistered trademarks and service marks (including any trade or brand name and the Business Names), domain names, registered designs, design rights, utility models, copyright (including all such rights in computer software and any databases), moral rights, topography rights and rights in confidential information (in each case for the full period thereof and all extensions and renewals thereof), applications for registration of any of the foregoing and the right to apply for any of the foregoing in each case in any part of the world and any similar rights situated in any country but for the avoidance of doubt excluding any right to use the name “Bailey” or the letters “NGB” (other than as within “NGBM”) whether alone or in conjunction with any other word, symbol, letter or number

IP Licences means any licences, authorisations or permissions in any form whatsoever whether express or implied, pertaining to the use, right to use or exploitation of the Business Intellectual Property, whether by the Seller, any member of the Seller’s Group or any third party including, without limitation, those licences, authorisations or permissions specified in part of schedule

Laser Cutting Business means that part of the business carried on by the Seller at the Transfer Date comprising the business of the NGBM division of the Seller

Lease Contracts means the finance lease, hire, hire purchase, rent or conditional sale agreements entered into by or on behalf of the Seller with persons other than members of the Seller’s Group in or in connection with the Business and which remain to be performed (in whole or in part) at the Transfer Date

Licence means any licence, permit, consent, certificate, exemption, permission or other approval, filing of notification or return, report and assessment, registration or authorisation required for, or in connection with, any part of the Business or the ownership, use, possession or occupation of any of the Assets including the IP Licences and including all consents to discharge trade effluent under Section 118 of the Water Services Industry Act 1991

Loose Plant and Machinery means all the items of loose plant, machinery, equipment, tools, motor vehicles, furniture, trade utensils and other chattels which are (1) owned by the Seller and used in or in connection with the Business at the Transfer Date or (2) used by the Seller in connection with the Business at the Transfer Date in accordance with lease or hire arrangements between the Seller and other members of the Seller’s Group, including in each case those listed in schedule

Negative Cashflow Contract has the meaning set out in clause 10.2

Negative Cashflow Payment means the aggregate of all positive sums in respect of Negative Cashflow Contracts determined in accordance with clause 10.2 and schedule

Overseas Subsidiaries means all the subsidiaries of Switchgear & Instrumentation (International) Limited (No. 3587064)

Pension Schemes means The Pension & Life Assurance Plan of The NG Bailey Organisation, The Bailey Stakeholder Pension Plan, The Combined Specialists Plan and The Friends Provident Stakeholder Scheme

Prepayments means all amounts paid on or before the Transfer Date by the Seller in relation to goods and services which at the Transfer Date are yet to be provided by third parties in relation to the Business to be calculated as apportioned in clause 13.1

Property means all that freehold property known as The S & I Factory, Ripley Road, West Bowling, Bradford, West Yorkshire BD4 7EH and registered under title number WYK 562789

Property Guarantee means the guarantee of the Seller’s obligations under the Property Transfer Agreement granted by The NG Bailey Organisation Limited in the agreed form

Property Transfer Agreement means the agreement for the sale and purchase of the Property between the Seller and Switchgear & Instrumentation Properties Limited (No. 5464761) in the agreed form

Purchase Price has the meaning given in clause 5

Receivables means all sales invoices raised by the Seller in relation to the Customer Contracts which are unpaid at the Transfer Date

Relevant Associate has the same meaning as in paragraph 3(7) of Schedule 10 VATA

Relevant Claim means any claim for breach of the Warranties pursuant to this Agreement

Retained Records means all accounting, financial, Tax and other records of the Seller relating to the Business which the Seller is required by law or this Agreement to retain, keep or preserve

Retention Account means the interest bearing deposit account with The Royal Bank of Scotland Plc, St Anne Street, Manchester, M60 2SS under sort code 16-00-02 and account number 20512479 held in the joint names of the Seller’s Solicitors and the Buyer’s Solicitors and operated in accordance with clause 6

Retention Account Instruction Letter means the joint letter of instruction from the Seller and the Buyer to the Seller’s Solicitors and the Buyer’s Solicitors in connection with the operation of the Sterling Nominated Retention Account in the agreed form

Retention Period means the period of twenty seven months commencing immediately after the Completion Date

Retention Sum means the sum of £1,000,000.00 to be paid into the Sterling Nominated Retention Account in accordance with clause 6

S & I Properties means Switchgear and Instrumentation Properties Limited (No. 5464761)

Security Interest means any lien, equity, mortgage, charge, hypothecation, pledge, retention of title or encumbrance

Seller’s Solicitors means Eversheds LLP of Cloth Hall Court, Infirmary Street, Leeds LS1 2JB

Seller’s Group means the Seller and any holding company or subsidiary of the Seller and any subsidiary of such holding company for the time being and any equivalent company incorporated outside England and Wales which had such been incorporated in England and Wales the same would have been such a holding company or subsidiary

Shared Services means the services to be provided as between the Buyer and the Seller and/or any member of the Seller’s Group as set out in schedule

Sterling Nominated Account means the Seller’s Solicitors’ client account numbered 00018988 at National Westminster Bank Plc of 8 Park Row, Leeds LS1 1QS, sort code 60-60-05

Stock means all stock in trade, products in the course of production, raw materials and components for incorporation into products for sale, consumables, finished goods, goods for re-sale, work in progress and packaging and promotional material of the Seller in relation to the Business wherever situate at the Transfer Date but not including such stock as is specifically referable to the business of Switchgear & Instrumentation (International) Limited (No. 3587064), the Overseas Subsidiaries and/or to the Excluded Contracts

Supplier Contracts means those contracts that the Seller has with suppliers of and/or vendors to the Business including, but not limited to those specified in part 4 of schedule

Supplier Letter means the joint letter from the Seller and the Buyer to suppliers of the Business in the agreed form

Switchgear Business means that part of the business carried on by the Seller at the Transfer Date comprising the business of designing, manufacturing and supplying medium and low voltage switchgear, intelligent motor control systems and power distribution solutions

Tax means all forms of taxation, duties, levies, imposts, charges, contributions and rates whenever created or imposed and whether of the United Kingdom or elsewhere including any withholding or deduction in respect of the same, national insurance and social security contributions and any penalty, fine, charge, surcharge or interest relating to any of the above or to any failure to make any return or supply any information relating to any of the above

Tax Authority includes Customs and any other revenue, customs, fiscal, governmental, statutory, state, provincial, local government or municipal authority, body or person whether of the United Kingdom or elsewhere in the world competent to impose, administer, assess or collect Tax

Tax Warranties means the Warranties relating to Tax set out in paragraph of schedule

Trade Creditors means all amounts invoiced to and unpaid by the Seller at the Transfer Date to the extent that such invoices have been received by and recorded in the Seller’s accounts on the Transfer Date

Transfer Date means 00.01 on the Completion Date

Transferred Records means all accounting and financial records, sales literature and publicity material, correspondence, books and documents and other similar or like materials (including customer and supplier lists and records, the Contracts and related documents), in whatever medium relating to, used or intended for use in the Business or the Assets (other than the Retained Records)

TUPE Regulations means the Transfer of Undertakings (Protection of Employment) Regulations 1981 as amended at the date of this Agreement

US$ Nominated Account means the following account: NatWest Bank Leeds City Office 8 Park Row Leeds LS1 1QS, sort code 60-60-05, “Eversheds LLP Client USD Account”, account number 10268472, SWIFT code NWBKGB2L, IBAN GB46NWBK60730110268472 (paying through JP Morgan Chase New York (ABA 021000021)

VAT means Value Added Tax

VATA means the Value Added Tax Act 1994

VAT Records means the records relating to the Business as at the Transfer Date which are referred to in section 49(1)(b) VATA

Warranties means the warranties referred to in clause 14 and set out in schedule

2	Interpretation

2.1	In this Agreement unless the context otherwise requires:

(a)	any recitals and schedules form part of this Agreement and references to this Agreement include them;

(b)	references to recitals, clauses and schedules are to recitals and clauses of, and schedules to, this Agreement respectively and references in a schedule or part of a schedule to paragraphs are to paragraphs of that schedule or that part of that schedule respectively;

(c)	references to this Agreement or any other document are to this Agreement or that document as in force for the time being and as amended from time to time in accordance with this Agreement or that document (as the case may be);

(d)	words importing a gender include every gender, references to the singular include the plural and vice versa and words denoting persons include individuals and bodies corporate, partnerships, unincorporated associations and other bodies (in each case, wherever resident and for whatever purpose) and vice versa;

(e)	a person is deemed to be connected with another if that person is so connected within the meaning of section 839 ICTA (as in force and construed at the date of this Agreement); and

(f)	the terms subsidiary and holding company have the meanings ascribed by sections 736 and 736A Companies Act and include parent and subsidiary undertakings as defined in section 258 Companies Act.

     2.2 In this Agreement, unless the context otherwise requires:

(a)	a reference to a statute or statutory provision shall be construed as including a reference to any subordinate legislation (as defined by section 21(1) Interpretation Act 1978) made from time to time under that statute or provision (whether before or after the date of this Agreement);

(b)	a reference to a statute, statutory provision or subordinate legislation (as so defined) shall be construed as including a reference to:

(i)	that statute, provision or subordinate legislation as in force at the date of this Agreement and as from time to time modified or consolidated, superseded, re-enacted or replaced; and

(ii)	any statute, statutory provision or subordinate legislation (as so defined) which it consolidates, supersedes, re-enacts or replaces (whether with or without modification)

provided always that no such subordinate legislation referred to in clause 2.2(a) and no such modification, consolidation, replacement, re-enactment and no such superseding in each case referred to in clause 2.2(b) shall impose a liability or incur a liability greater than could have existed at the date of this Agreement.

2.3	The headings and contents table in this Agreement are for convenience only and do not affect its interpretation.

2.4	In this Agreement the words “other”, “including” and “in particular” do not limit the generality of any preceding words and any words which follow them shall not be construed as being limited in scope to the same class as the preceding words where a wider construction is possible.

3 Sale of the Business and Assets

3.1	The Seller agrees to sell with full title guarantee and the Buyer agrees to purchase the Business as a going concern and all the Assets free from all Security Interests (except as specified in clause 3.3) as at the Transfer Date.

     3.2 The Assets are as follows:

(a)	the Goodwill;

(b)	the Stock;

(c)	the Loose Plant and Machinery;

(d)	the Receivables;

(e)	subject to the provisions of clause 10, the benefit subject to the burden of the Contracts;

(f)	the Business Intellectual Property;

(g)	the Transferred Records;

(h)	the benefit of Prepayments in accordance with clause 13.1;

(i)	the Seller’s rights against third parties which relate to the Business (to the extent that the Seller can grant, assign or otherwise transfer such rights), including rights in connection with guarantees, warranties and representations given by third parties concerning goods and services supplied to the Seller in the course of the Business which relate to the Assets but excluding rights in respect of insurances or insurance claims or the Excluded Assets; and

(j)	all other assets, rights and interests owned by the Seller in relation to the Business (other than the Excluded Assets).

3.3	The Stock is sold subject to any title transfer and retention arrangements relating to its purchase and the Seller’s right to possess, deal in and perfect the title to such Stock will pass to the Buyer to the greatest extent to which the Seller is able to pass it on and from Completion.

3.4	In relation to Business Intellectual Property, clause 3.1 shall not operate as a transfer or assignment of the same, but merely an agreement to transfer or assign the same and the parties shall further execute assignments (or agreements to assign as applicable) in agreed form in accordance with clause 7.2(b) and schedule . For the avoidance of doubt pending any assignment of all right, title and interest in the Business Intellectual Property the Seller shall hold the same on trust for the Buyer and without prejudice to the foregoing the Seller shall take only such actions in relation to the Business Intellectual Property as the Buyer directs provided that the Seller shall not be obliged to take any steps which are unlawful or in breach of contract.

3.5	The Buyer agrees to assume on and from the Transfer Date the Assumed Liabilities but no other liabilities of the Business, the Seller or any member of the Seller’s Group.

4	Excluded Assets and Liabilities

There are excluded from the sale and purchase pursuant to this Agreement and the Buyer shall have no responsibility and accepts no liability whatsoever in relation to:

Excluded Assets

(a)	all of the Seller’s cash in hand or in a bank as at the Transfer Date;

(b)	the benefit of those contracts referred to in part of schedule ;

(c)	VAT and other Tax allowances and repayments arising in relation to the carrying on of the Business prior to the Transfer Date;

(d)	the Retained Records;

(e)	all assets of the Seller other than the Assets;

(f)	the shares in Switchgear & Instrumentation (International) Limited (No. 3587064)

Excluded Liabilities

(g)	all actual or contingent liabilities and obligations of the Business or the Seller or the Seller’s Group of whatever nature (including Tax), including without limitation those relating to:

(i)	any of the Excluded Assets other than Trade Creditors;

(ii)	the burden of any of those contracts referred to in part of schedule other than Trade Creditors;

(iii)	Switchgear & Instrumentation (International) Limited (No. 3587064);

(iv)	amounts owing by the Seller (whether or not invoiced and whether or not due and payable) to creditors, other than Trade Creditors and amounts included in Accruals;

(v)	Employment Liabilities;

(vi)	litigation, litigation costs and restructuring liabilities caused by activities or events occurring prior to or on Completion and all legal and other fees and expenses incurred in connection with the sale of the Business;

(vii)	any Borrowing;

(viii)	the Pension Schemes or any agreement, arrangement, custom or practice (whether enforceable or not) for the provision of relevant benefits (as defined in section 612 ICTA, but ignoring the exception in that definition) for any person to which the Seller or any member of the Seller’s Group is or has been or will be a party;

(ix)	Environmental Liabilities; and

(x)	Tax in connection with activities or events occurring prior to Completion other than the Assumed Liabilities.

5	Purchase Price

5.1	Subject to adjustment (if any) as provided in this clause 5 and schedule, the consideration for the sale of the Business and Assets is £6,255,000 to be satisfied by the payment of £2,004,000.00 and US$7,817,000.00 (Purchase Price) which shall be paid in accordance with clause 7.4 and schedule and shall be apportioned between the Assets and Assumed Liabilities as set out in schedule.

5.2	The Purchase Price is to be adjusted in accordance with clause 5.3 and schedule to reflect any difference between the Base NAV and the Completion NAV.

5.3	If the Completion NAV is:

(a)	a positive sum which is less than the Base NAV, the Seller shall pay to the Buyer a sum equal to the difference;

(b)	a negative sum, the Seller shall pay to the Buyer a sum equal to the aggregate of the Base NAV and the amount by which the Completion NAV is less than zero (treating such sum as a positive sum);

(c)	equal to or more than the Base NAV, no payment between the Buyer and the Seller shall be made pursuant to this clause 5 (other than the Purchase Price in the amounts set out in clause 5.1).

5.4	Any adjustment to the Purchase Price pursuant to clause 5.3 shall be allocated firstly against Goodwill and to the extent such amount is insufficient then pro rata amongst all the Assets.

6	Retention

6.1	The Retention Sum shall at Completion be paid in sterling by the Buyer into the Retention Account and the monies standing to the credit of the Retention Account including, without limitation, any accrued interest shall be dealt with only in accordance with the provisions of this clause 6.

6.2	The Buyer and the Seller shall ensure that all rights to the Retention Account remain free from any Security Interest except as set out in this clause 6.

6.3	The Seller and the Buyer shall provide the Retention Account Instruction Letter duly signed to the Seller’s Solicitors and the Buyer’s Solicitors (respectively) on Completion and shall procure (respectively) that the Seller’s Solicitors and the Buyer’s Solicitors shall give all necessary instructions and do all acts and things reasonably required to ensure that the Retention Account and the principal monies and interest standing to its credit are administered in accordance with the provisions of this Agreement. The Seller and the Buyer shall procure (respectively) that the Seller’s Solicitors and the Buyer’s Solicitors are not required to and do not take any action with respect to the Retention Account except on the joint written instructions of the Seller and the Buyer.

6.4	The interest accrued on the Retention Sum shall be credited to the Retention Account and in relation to any payment made from the Retention Account pursuant to this Agreement, accrued interest shall follow the principal monies.

6.5	The Retention Sum shall be used to satisfy (to the extent of the principal sum deposited in it) any monetary liabilities of the Seller pursuant to this Agreement (other than to make payments under clauses 5.3, 9.6, 10.2, 11.9 and 11.10 unless otherwise required by the Buyer in writing), and/or the Property Transfer Agreement in priority to the Buyer and/or S & I Properties recovering any amount from the Seller and/or The NG Bailey Organisation Limited directly whether under this Agreement (other than clause 6), the Bailey Guarantee, the Property Transfer Agreement, the Property Guarantee or otherwise (and except for setoff).

6.6	Before any payment of any of the Retention Sum may be made to the Buyer under clause 6:

(a)	the Buyer shall give at least 7 Business Days prior written notice to the Seller; and

(b)	the amount of the claim and the liability of the Seller for that claim shall have been (i) agreed between the Buyer or S & I Properties (if relevant) and the Seller in writing or (ii) finally determined or finally adjudged by a court of law or, if agreed by the parties to this Agreement or the parties to the Property Transfer Agreement (if relevant), an expert, arbitrator or mediator.

6.7	The balance of the Retention Account, not paid or due for payment in accordance with clause 6.8, if any (together with any accrued interest and less any bank charges) shall be paid to the Seller’s Solicitors for the account of the Seller at the end of the Retention Period.

6.8	Within 15 Business Days of a claim being agreed or determined in accordance with clause 6.6(b) there shall be paid to the Buyer’s Solicitors for the account of the Buyer or S & I Properties (if relevant) from the Retention Account an amount equal to the amount so determined or agreed between the parties to this Agreement or the parties to the Property Transfer Agreement (if relevant) in respect of such claim (Agreed Amount) (to the extent there are sufficient sums of money in such account).

6.9	The Seller shall promptly pay to the Buyer’s Solicitors for the account of the Buyer or S & I Properties (if relevant), in cleared funds, such part of any Agreed Amount as is not satisfied by payment to the Buyer or S & I Properties (if relevant) from the Retention Account pursuant to clause 6.8.

7	Completion

7.1	Completion shall take place on the Completion Date when all of the business referred to in clauses 7.2 and 7.3 (to the extent then outstanding or unless otherwise agreed) shall be transacted.

7.2	At Completion the Seller shall:

(a)	permit the Buyer to assume conduct of the Business with effect from the Transfer Date; and

(b)	deliver or make available to the Buyer each of the items set out in schedule

     7.3 At Completion:

(a)	the Buyer shall deliver to the Seller a copy of the Retention Account Instruction Letter signed by or on behalf of the Buyer and S & I Properties and the Property Transfer Agreement signed by or on behalf of S & I Properties;

(b)	the Buyer shall pay the Retention Sum into the Retention Account whereupon the provisions of clause 6 shall apply to such sum and such account;

(c)	the Seller, the Buyer and S & I Properties shall give joint written instructions to the Seller’s Solicitors and the Buyer’s Solicitors in terms of the Retention Account Instruction Letter duly signed in the agreed form;

(d)	the Seller, the Buyer and S & I Properties shall each deliver to the other a copy of the Retention Account Instruction Letter signed by it;

(e)	the Buyer shall deliver to the Seller a copy of the minutes of a meeting of the directors authorising the execution by the Buyer of this Agreement and any other documents arising out of or in connection with this Agreement; and

(f)	the Seller shall delivery to the Buyer a copy of the minutes of a meeting of the directors authorising the execution by the Seller of this Agreement and any other documents arising out of or in connection with this Agreement;

(g)	the Buyer shall deliver to the Seller a copy of the minutes of a meeting of the directors authorising the execution by S & I Properties of the Property Transfer Agreement and any other documents arising out of or in connection with it;

(h)	the Buyer shall deliver to the Seller the Bailey Guarantee duly executed by the Buyer; and

(i)	the Property Guarantee duly executed by S & I Properties.

7.4	The Buyer shall procure at Completion that payment is made to the Sterling Nominated Account by electronic funds transfer (for same day value) of £1,004,000.00 and to the US$ Nominated Account by electronic funds transfer (for same day value) of US$7,817,000.00 and to the Retention Account by electronic funds transfer (for same day value) of £1,000,000.00 (being the Purchase Price).

7.5	The Buyer is not obliged to complete the purchase of the Business or any of the Assets unless the Business and all the Assets are sold simultaneously in accordance with this Agreement.

7.6	At or before Completion, the Seller shall procure that all leases relating to the Assets between the Seller and any other member of the Seller’s Group are terminated.

8	Business responsibility and indemnities

8.1	Except as otherwise provided in this Agreement, the profit or loss of the Business from the Transfer Date shall be for the account of the Buyer and prior thereto shall be for the account of the Seller.

8.2	The Seller shall pay, discharge and satisfy:

(a)	all the Excluded Liabilities; and

(b)	all obligations and liabilities relating to the operation of the Business prior to the Transfer Date other than the Assumed Liabilities,

when the same fall due to be paid, satisfied or discharged, or if later, in accordance with the Seller’s usual practice prior to Completion.

8.3	The Seller shall indemnify the Buyer and each member of the Buyer’s Group against all liabilities, losses, actions, proceedings, damages, costs, claims, demands and expenses brought or made against or suffered or incurred by the Buyer or any member of the Buyer’s Group arising out of or in connection with:

(a)	any of the Excluded Liabilities; and

(b)	any actual or contingent obligations or liabilities relating to the operation of the Business prior to the Transfer Date other than the Assumed Liabilities

Provided that the provisions of schedule 16 shall apply in respect of Environmental Liabilities to the exclusion of the preceding provisions of clause 8.3.

8.4	The Buyer:

(a)	is responsible for the Assumed Liabilities and all obligations and liabilities in connection with the Assets relating to the operation of the Business after the Transfer Date; and

(b)	shall indemnify the Seller and each member of the Seller’s Group against all liabilities, losses, actions proceedings, damages, acts, claims, demands and expenses brought or made against or suffered or incurred by the Seller or any member of the Seller’s Group in connection with:

(i)	the ownership or operation of the Business or the Assets after the Transfer Date;

(ii)	the Assumed Liabilities; and

(iii)	the Seller complying with clause 10.4 other than to the extent that they arise as a result of the Seller’s failure (or that of any person connected with it) to duly perform and comply with the terms of the relevant Contract prior to the Transfer Date.

9	Receivables

9.1	With effect from the Transfer Date, the Receivables shall belong to and be payable to the Buyer and the Seller shall hold any payments which it receives in respect of the Receivables after the Transfer Date on trust for the Buyer and shall account to the Buyer for the same promptly and no later than on a fortnightly basis without any deduction or set-off.

9.2	The Buyer shall hold any payment which it receives after the Transfer Date in respect of the Excluded Assets and in respect of any Receivable in relation to which the Seller has made a payment under clause 9.6 on trust for the Seller and shall account to the Seller for the same together with all amounts payable pursuant to paragraph of schedule promptly and no later than on a fortnightly basis without any deduction or setoff.

9.3	The Seller and the Buyer shall as soon as reasonably practicable after receipt of a written request from the Buyer to do so in respect of any Receivable overdue for payment:

(a)	give notice pursuant to section 136 Law of Property Act 1925 to any relevant Debtors notifying them of the assignment of the relevant Receivables to the Buyer; and

(b)	execute in favour of the Buyer assignments of any of the relevant Receivables in the agreed form.

9.4	Each party shall supply to the other any information reasonably requested by that party in respect of the payments to be made under clauses 9.1 and 9.2.

9.5	The Buyer undertakes to the Seller that the Buyer shall use all reasonable endeavours to collect the Receivables using methods of credit collection no less rigorous than those employed by the Seller in the Business prior to Completion.

9.6	In the event that any Receivables which are pursuant to invoices dated on or before 31 May 2005 are outstanding following the expiry of the period of 180 days commencing immediately after Completion, then the Seller shall pay to the Buyer the amount outstanding by reference to such invoices on such expiry within 3 Business Days of receipt of written notice from the Buyer requiring the Seller to do so.

9.7	Upon each payment of any amount by the Seller under clause 9.6 (Relevant Amount), the Buyer shall assign and do all such acts and execute all such documents as the Seller may reasonably require in order to vest in the Seller the right to recover such Relevant Amount from the original debtor.

9.8	In the event that the Seller decides to commence or to threaten to commence legal proceedings in order to recover a Relevant Amount from an original debtor:

(a)	it shall first notify the Buyer in writing of such a decision;

(b)	the Seller agrees to consult with the Buyer for a period of 5 Business Days immediately following the Buyer’s receipt of such written notification; and

(c)	if, prior to 2 Business Days immediately following the expiry of such period, the Buyer provides the Seller with notice in writing that it does not want the Seller to proceed with such legal proceedings or threat of legal proceedings, the Seller agrees not to so proceed provided that the Buyer repays such relevant amount in full to the Seller within 3 Business Days of the Seller’s receipt of such written notice and the Seller shall assign and do all such acts and execute all such documents as the Buyer may reasonably require in order to vest in the Buyer the right to recover such Relevant Amount from the original debtor.

10	Contracts and Confidentiality Agreements

10.1	Subject to clause 13, the Buyer shall with effect from the Transfer Date assume the obligations, and become entitled to the benefits of, the Seller under the Contracts and the Buyer shall carry out all the obligations and liabilities created by or arising under the Contracts except any which are Excluded Liabilities.

10.2	If at the Completion Balance Sheet Date in respect of any Customer Contract the result of the following formula is a positive sum:

Where:

(AP – AR) – WIP

AP	=	The total amounts invoiced to the customer as at the Completion Balance Sheet Date in respect of that Customer Contract;

AR	=	As at the Completion Balance Sheet Date, the unpaid amounts due in respect of amounts invoiced to the customer in respect of that Customer Contract which are included in Receivables in the Completion Balance Sheet; and

WIP	=	The value of work in progress which relates to that Customer Contract which is included in the Completion Balance Sheet without deduction of any amounts invoiced to the customers.

(such Customer Contract being a Negative Cashflow Contract) then a sum equal to the Negative Cashflow Payment shall be paid by the Seller to the Buyer within 3 Business Days of the Final Negative Cashflow Determination Date.

10.3	If any Contract contains a prohibition on assignment or requires the consent of any other party or the satisfaction of any requirement for its assignment or novation, this Agreement shall not operate so as to transfer the benefit of any such Contract or any rights under any such Contract and the Seller and the Buyer shall use all reasonable endeavours to obtain the relevant consent or to satisfy any such requirement as soon as reasonably practicable after Completion and shall at the Seller’s own expense enter into any assignment or novation or similar agreement regarding that Contract in order effectively to substitute the Buyer with effect from the Transfer Date in place of the Seller as a party to that Contract but not so as to either result in any lesser economic benefit to the Buyer or to impose on the Buyer any greater liability or obligation than would otherwise arise under clause 10.1.

10.4	Until any Contract is assigned to, novated in favour of or assumed by, the Buyer:

(i)	the Seller shall continue in its corporate existence and shall hold that Contract from the Transfer Date on trust for the Buyer absolutely and shall take all lawful steps in relation to that Contract as the Buyer directs including permitting the Buyer to perform the Contract as a sub-contractor or agent;

(ii)	the Buyer shall subject to clause 10.1 perform that Contract in accordance with its terms;

(iii)	the Seller shall account promptly to the Buyer for any consideration received by the Seller in relation to that Contract without any deduction; and

(iv)	the Seller shall give all such assistance to the Buyer as the Buyer reasonably requires to enable it to enjoy the benefit and assume the burden of that Contract. In particular, the Seller shall provide the Buyer with access to all relevant documents and other information in relation to that Contract as the Buyer may require from time to time.

10.5	Any money or goods received by either party from a customer or debtor of the Business shall be deemed to be received on account of or in respect of the contract or liability specified by the customer or debtor.

10.6	The Seller shall procure that where a Contract with a member of the Seller’s Group requires the Seller or any member of the Seller’s Group or any officer of such company to act in a particular capacity for the Seller (Representative), for example as a participant in dispute resolution, that the relevant member of the Seller’s Group agrees to amend the Contract to specify that the Representative shall instead be any officer of the Buyer.

11	Employees

11.1	Each of the Seller and the Buyer considers the sale of the Business and Assets under this Agreement to constitute the transfer of an undertaking for the purposes of the TUPE Regulations. The Seller and the Buyer agree that the following provisions will apply irrespective of whether or not the TUPE Regulations apply as a matter of law.

11.2	The Seller and the Buyer acknowledge that pursuant to the TUPE Regulations the contracts of employment between the Seller and the Employees (except in so far as such contracts relate to any occupational pension scheme as defined in Regulation 7 of the Regulations) will have effect after the Transfer Date as if originally made between the Buyer and the Employees. The Buyer will make such pension provisions in respect of the Employees as complies with its obligations under Sections 257 and 258 Pensions Act 2004 and the regulations under these sections, namely the Transfer of Employment (Pension Protection) Regulations 2005.

11.3	The Seller shall pay to each of the Employees on or before Completion all remuneration (including all emoluments, benefits, benefits in kind, bonuses, contributions and incentive payments) due or accrued at the Transfer Date including any such remuneration which is contingent upon or related to Completion and payable pursuant to an agreement or arrangement with the Seller or any member of the Seller’s Group in existence at Completion.

11.4	The Seller shall indemnify the Buyer against all liabilities, losses, actions, proceedings, damages, costs, claims, demands and expenses brought or made against or suffered or incurred by the Buyer which are attributable to any act or omission of the Seller on or before the Transfer Date in respect of any of its obligations or duties to or in relation to any of the Employees.

11.5	The Buyer shall indemnify the Seller against all liabilities, losses, actions, proceedings, damages, costs, claims, demands and expenses brought or made against or suffered or incurred by the Seller arising directly or indirectly in connection with the employment or termination of or variation of the terms of employment by the Buyer of any of the Employees (whether or not terminated by notice and, if so terminated, whenever that notice expires) after the Transfer Date save to the extent that terms of employment of the Employees have not been disclosed to the Buyer in breach of Warranty.

11.6	If, by operation of law the contract of employment of any employee of the Seller other than the Employees takes effect as if originally made with the Buyer, the Buyer may, within 1 month of becoming aware of such fact, terminate such person’s contract of employment with or without notice, and the Seller shall:

(a)	indemnify the Buyer against all liabilities, losses, actions, proceedings, damages, costs, claims, demands and expenses of the Buyer to or in respect of such termination (including, for the avoidance of doubt, all legal costs and expenses and any statutory or other compensation or awards payable in consequence of such termination); and

(b)	indemnify the Buyer against all costs and expenses (save to the extent of increases in remuneration awarded after the Transfer Date) of employing such person from the Transfer Date until the earlier of the expiry of such 1 month period and such termination.

11.7	The Seller and the Buyer shall give each other such assistance as either may reasonably require to comply with the TUPE Regulations in relation to the Employees and in contesting any claim by any person employed in the Business at or before the Transfer Date resulting from or in connection with the transaction contemplated by this Agreement, including their respective obligations to inform and consult with the Employees and their representatives pursuant to the TUPE Regulations. Subject to clause 11.8, the Seller shall be liable for any failure to inform and consult with the Employees and/or their representatives prior to the Transfer Date and shall indemnify the Buyer in respect of such failure except when such failure arises out of any failure by the Buyer to comply with its obligations under regulation 10(3) of the TUPE Regulations in which case the Buyer shall be so liable and shall indemnify the Seller in respect of such failure.

11.8	Neither party shall be liable to the other in respect of the failure to provide to Employees and/or their representatives the Buyer’s name prior to Completion.

11.9	If on the first anniversary of the Completion Date any of Mark Williams (Sales and Marketing Director), Steve Ward (Operations General Manager), Clive Porter (NGBM General Manager) and Mike Leveratt (Commercial Director) are still employed by the Buyer or any member of the Buyer’s Group, the Seller shall pay to the Buyer an amount of up to £100,000 to be apportioned between such Employees as agreed between the Buyer and the Seller within 5 Business Days of the date of such anniversary. Such amount shall be paid by the Buyer to the relevant Employees net of applicable tax and national insurance within one month of the receipt by the Buyer.

11.10	The Seller shall pay to the Buyer an amount equal to the aggregate of all sums paid by the Buyer (including all tax and employers and employees NI) in respect of and pursuant to the bonus scheme for the managers of the laser division described in the disclosure against Warranty 6.10 within 14 days of receipt of a written demand from the Buyer to do so enclosing details of the sums paid and the date of payment.

12	Pensions

12.1	The Seller shall fully indemnify and keep indemnified the Buyer against all liabilities, losses, actions, proceedings, damages, costs, claims, demands and expenses brought or made against or incurred or suffered by the Buyer in connection with any failure by the Buyer to provide to any Employee at any time after Completion any benefits relating to an occupational pension scheme, other than benefits for old age, invalidity or survivors within the meaning of regulation 7(2) of the TUPE Regulations and/or Article 3(3) of Council Directive 77/187/EEC of 14 February 1977, which the Buyer may be legally obliged to provide to any Employee by virtue of being a transferee of the Business within the meaning of those regulations and/or that Directive.

12.2	For the purposes of this clause 12, Seller’s Scheme means the Pension and Life Assurance Plan of The NG Bailey Organisation.

12.3	In relation to those Employees eligible for additional credited pensionable service in The Pension and Life Assurance Plan of The NG Bailey Organisation (the “Final Salary Scheme”) after completion of qualifying levels of service:

(a)	it is agreed that any Employees who have already completed the qualifying service] are already entitled to an additional 5 years’ pensionable service credited in the Final Salary Scheme. This is an additional liability of the Final Salary Scheme at completion and the Buyer does not have any liability to pay any amount in respect of this additional pensionable service.

(b)	it is agreed that Messrs Radcliffe, Crawford, Faulkner, Kelly and Sharples all Employees who could complete the qualifying service if they stayed with NG Bailey (“Gold Watch Employees”) could become entitled to an additional 5 years’ pensionable service credited in the Final Salary Scheme if they complete the qualifying service necessary to do so. It is agreed that if the Gold Watch Employees remain with the Buyer so that their service with the Buyer when added together with their pensionable service in the Final Salary Scheme at Completion would equal the amount of qualifying service which would have entitled them to an additional 5 years pensionable service credited in the Final Salary Scheme had they stayed employed with the Seller, then that additional five years pensionable service will be credited by the Seller in the Final Salary Scheme. The Buyer shall not have any liability to pay any amount in respect of this additional pensionable service.

(c)	the Seller agrees to indemnify the Buyer against any and all liabilities, losses, actions, proceedings, damages, costs, claims, demands and expenses brought or made by any Employee in respect of the right to additional periods of credited pensionable service in the Final Salary Scheme, including without prejudice to the generality of

]

this paragraph, any claim brought that the periods of qualifying service are discriminatory (either directly or indirectly) or that any other person is entitled to a pension service credit, or any costs associated with legal or other professional costs which the Buyer incurs in dealing with any claims or demands.

(d)	If the Buyer becomes aware that any of the Employees intends to bring a claim in relation to any additional pensionable service credit the Buyer shall:

i.	give written notice to the Seller of the circumstances as soon as practicable and in any event within 5 Business Days of becoming so aware;

ii.	not make any admission of liability, agreement or compromise with any Employee in relation to the circumstances without the prior written consent of the Seller (such consent not to be unreasonably withheld);

iii.	co-operate with the Seller on an ongoing basis regarding the conduct of any claim or demand arising from the circumstances in (a) above and provide the Seller with such information (including copy documents) relating to such claim or demand as the Seller may reasonably request, subject to the Buyer being indemnified by the Seller to the Buyer’s reasonable satisfaction against all consequent liabilities and costs.

13	Apportionments

13.1	All Prepayments, Accruals and other charges in respect of but not limited to rent, rates, water, gas, electricity, the standing and rental or hire elements of telephone charges, the Contracts (other than those listed in part of schedule), service charges, and all other outgoings of the Business or Assets, together with all receipts of the Business or Assets which are of a periodic nature which cover a period both before and after the Transfer Date or which otherwise relate to the period before and after Completion and which cannot be attributed to a specific time, through lack of metering or other recording, shall be apportioned on a time basis so that, subject to clause 4, such part of the relevant charge or receipt attributable to the period ended on the Transfer Date shall be borne or received by the Seller and such part of the relevant charge or receipt attributable to the period commencing immediately following the Transfer Date shall be borne or received by the Buyer.

13.2	All VAT payable to or recoverable from Customs in respect of supplies, importations and acquisitions (as defined in VATA) made or received by the Seller shall be for the account of the Seller and all VAT payable to or recoverable from Customs in respect of supplies, importations and acquisitions made or received by the Buyer shall be for the account of the Buyer.

13.3	All amounts falling to be apportioned in accordance with this clause 13 shall be determined in accordance with the provisions of part of schedule and save to the extent that such liabilities are provided for in the Completion Balance Sheet be paid by the relevant party to the other party within 5 Business Days of agreement or, failing agreement, determination by the Independent Accountants (as defined in schedule).

14	Warranties

14.1	The Seller warrants to the Buyer in the terms of the Warranties, save as fairly disclosed in or deemed disclosed by the Disclosure Letter. For these purposes, fairly disclosed means disclosed in such manner and in such detail as to enable a reasonable person to make a reasonably informed assessment of the matter concerned including its significance to the Business and the Assets.

14.2	Each of the Warranties shall be construed independently such that the Buyer shall have a separate claim and right of action for every breach of each Warranty.

14.3	The Seller waives all rights which it may have in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by any of the Employees in enabling the Seller to give the Warranties or to prepare the Disclosure Letter save to the extent of any fraud or any dishonest, reckless or wilful misconduct by such an Employee towards the Seller in this regard.

14.4	If any Warranty is qualified by the expression “to the best of the knowledge, information and belief of the Seller” or “so far as the Seller is aware” or any similar expression that expression is deemed to include a warranty by the Seller that the statement has been made after due enquiry of the persons named below but the Seller will not be deemed to have made enquiry of any other persons and will not be liable for breach of Warranty should a fact or circumstance which would otherwise constitute a breach of Warranty be known to any other person other than those listed below:

Christopher Wootton, Mark Williams, Steven Ward, Michael Leveratt, Gordon Skinner, Clive Porter, Paul Cogan, Philip Powdrill, Robin Graham, Linda Ashman.

15	Limitation on liability

15.1	The Seller’s liability under the Warranties is limited in accordance with the provisions of schedule.

16	Buyer’s Assurances

16.1	The Buyer warrants to the Seller that it has full power to enter into and perform this Agreement and that this Agreement constitutes binding obligations on the Buyer in accordance with its terms and, without prejudice to the generality of the foregoing, the Buyer further warrants that all authorisations, approvals, consents and licences required by the Buyer to permit the Buyer to enter into this Agreement and the arrangements herein contemplated have been unconditionally and irrevocably obtained and are in full force and effect.

16.2	The Buyer shall have no claim against the Seller for any breach of Warranty to the extent that Don Madison, Mike Whaley or Randall Baker were actually aware prior to Completion that the Buyer would (but for this clause 16.2) have a claim for breach of that Warranty.

16.3	The Buyer will from the Transfer Date procure that neither it nor any member of the Buyer’s Group will use the name N G Bailey Manufacturing as a trading or business name other than in accordance with clause 18.6 and will only use the letters “NGB” in combination with the letter “M” as “NGBM”.

17	Restrictive covenants

17.1	The Seller covenants with the Buyer with the intent of securing to the Buyer the full benefit and other value of the Goodwill and connection of the Business and as an essential part of this Agreement that it shall not (and shall procure that no other member of the Seller’s Group shall) without the prior written consent of the Buyer (whether as principal or agent and whether alone or jointly with or as a shareholder of any other company):

(a)	(subject to clause 17.2) for a period of 5 years from the Transfer Date directly or indirectly:

(i)	carry on or otherwise be engaged concerned or interested in any capacity (whether for reward or otherwise) in any business which is similar to, and competes with directly or indirectly, any business being carried on by the Business as carried on at the Transfer Date;

(ii)	in connection with any business which is similar to and competes with the Business as carried on at the Transfer Date seek to do business with or canvass or solicit orders from or assist another person to do business with or canvass or solicit orders from or otherwise have dealings in the course of any such business with or entice away from the Buyer any person who at any time in the 12 months preceding the Transfer Date was a customer or client of the Business or who at the Transfer Date was in the process of negotiating with the Seller;

(iii)	employ or engage save pursuant to a general recruitment advertisement placed by the Seller, or solicit or contact with a view to employment or engagement any person who is, and was at the date of this Agreement or at any time during the 6 months prior to the date of this Agreement, an employee of the Business, whether or not such person would commit a breach of contract by leaving his employment;

(iv)	do or say anything which is harmful to the reputation of the Business or which is likely to cause any person to reduce the amount of business transacted between that person and the Business or to seek to change the terms of such business in a manner adverse to the Business in each case where the Seller is aware that the thing being done will have such effect; or

(b)	directly or indirectly carry on any business of any kind at any time under the Business Names (or any similar name or a name likely to be confused with it save that no member of the Seller’s Group shall be precluded from using the acronym “NGB” with another letter, number, symbol or word (other than the combination “NGBM”).

17.2	Nothing in clause 17.1 shall preclude the Seller or any member of the Seller’s Group from holding (directly or through nominees) investments listed on the Official List of the UK Listing Authority or in respect of which dealings take place in the Alternative Investment Market of London Stock Exchange plc or any other recognised investment exchange provided that such investment does not exceed 3% of the issued shares or other securities of any class of the relevant company.

17.3	While the restrictions contained in clause 17.1 are considered by the parties to be fair and reasonable in all the circumstances the parties agree that if such restrictions by themselves or taken together shall be adjudged to go beyond what is reasonable in all the circumstances for the protection of the interests of the Buyer but would be adjudged reasonable if part or parts of the wording thereof were deleted or the periods thereof were reduced or the range of businesses or area dealt with thereby were reduced in scope the relevant restriction or restrictions shall apply with such modifications as may be necessary to make it or them valid and effective.

17.4	The Seller undertakes with the Buyer that:

(a)	it will at all times after the Transfer Date keep secret and not use nor disclose or divulge to any third party any Confidential Information. This clause 17.4 is without prejudice to any restrictions imposed by law;

(b)	it will not represent itself after Completion as then being in any way connected with or interested in the Business.

17.5	The Seller undertakes to the Buyer:

(a)	to use its reasonable endeavours to procure either the liquidation and termination of the corporate existence of or the change of name of each of the Overseas Subsidiaries to a name which does not contain or which is not similar to the Business Names as soon as reasonably practicable after Completion; and

(b)	to procure that after the Transfer Date each of those companies referred to in (a) shall not trade other than to complete their respective obligations under any contract in existence at the Transfer Date.

17.6	The Buyer undertakes with the Seller that it will at all times after the Transfer Date keep secret and not use or disclose or divulge to any third party any information in the Transferred Records which relates to the Excluded Contracts, other than as required by the Buyer’s provision of Shared Services under schedule. This clause 17.6 is without prejudice to any restrictions imposed by law.

18	Post-Completion matters

18.1	Following Completion the Seller shall discontinue carrying on the Business so that the Buyer may carry on and continue the Business in succession to the Seller.

18.2	Forthwith after Completion the Seller and the Buyer shall dispatch the Customer Letter to customers of the Business and the Supplier Letter to suppliers to the Business.

18.3	The Seller shall as soon as reasonably practicable pass all notices, correspondence, information and enquiries, and assign all orders, in relation to the Business or the Assets to the Buyer.

18.4	The Buyer shall preserve all Tax records forming part of the Transferred Records for at least 7 years and all other Transferred Records for 3 years and during such periods the Buyer shall, permit, on reasonable notice and during normal business hours, the Seller and/or its agents and professional advisers reasonable access to, and the right to inspect and copy, the Transferred Records (at the Seller’s expense) as may be necessary for Tax and accounting purposes of the Seller but only relating to the period up to and including the Transfer Date or which relate to the Excluded Contracts.

18.5	The Seller shall preserve all Tax records forming part of the Retained Records for at least 7 years and all other Retained Records for 3 years and during such periods shall permit, on reasonable notice and during normal business hours, the Buyer and/or its agents and professional advisers reasonable access to, and the right to inspect and copy, the Retained

Records (at the Buyer’s expense) for any purpose in connection with or incidental to the Business.

18.6	The Seller hereby grants the Buyer a free non-exclusive licence to use the name “NGB Manufacturing” in connection with the Business in a substantially similar manner to the manner it was carried on prior to Completion for a period of one calendar year commencing immediately following the Completion Date.

18.7	The Seller shall:

(a)	provide to the Buyer the Seller’s audited accounts for the financial year ending February 2004 and February 2005 within 45 days of Completion (unless provided sooner);

(b)	provide all financial information and analysis thereof which the Buyer may reasonably request to enable the Buyer and the Buyer’s Group to comply with its financial reporting requirements and the requirements of any competent regulatory body to publish information;

(c)	authorise the use and/or release of the information referred to in (a) and (b) above in compliance with the Buyer’s and the Buyer’s Group’s financial reporting requirements and the requirements of any competent regulatory body to publish information; and

(d)	take all reasonable steps (including the execution of any reasonable authority to do so required by the Seller’s external auditors to assist the Buyer to obtain from the Seller’s external auditors such information and working papers and the authority to use and/or release such information and papers as the Buyer may reasonably request to enable the Buyer and the Buyer’s Group to comply with their financial reporting requirements and the requirements of any competent regulatory body to publish information.

18.8	Subject to clause 18.10 and schedule.

(a)	the Seller and the Buyer shall use their respective reasonable endeavours to secure as soon as practicable after Completion (but with effect from Completion) the release of the Seller and/or each other member of the Seller’s Group (if relevant) from any Guarantees given by the Seller and/or each other member of the Seller’s Group (if relevant) to the extent that they relate to the Business, the Assets or the Assumed Liabilities;

(b)	until a relevant Guarantee is released, the Seller shall maintain such Guarantee and the Buyer shall indemnify and keep indemnified the Seller and/or each other member of the Seller’s Group (if relevant) against all actions, proceedings, losses, costs, claims, damages, liabilities and expenses which the Seller may suffer or incur in respect of any claim made under such Guarantee in relation to the operation by the Buyer of the Business and/or the Assets and/or the Assumed Liabilities after Completion.

18.9	The Seller and the Buyer shall provide the Shared Services on the terms set out in schedule.

18.10	The Seller and Buyer shall comply with schedule in respect of the Bonds.

19	VAT

19.1	All payments to be made and other consideration to be given under this Agreement shall be deemed to be exclusive of VAT unless otherwise provided.

19.2	The Seller and the Buyer intend that, and shall use all reasonable endeavours to procure that, the sale of the Business and Assets pursuant to this Agreement is treated as a transfer of a business (or part of a business) as a going concern for the purposes of section 49 VATA and article 5 of the Value Added Tax (Special Provisions) Order 1995 and as neither a supply of goods nor a supply of services for the purposes of VATA and the Value Added Tax (Special Provisions) Order 1995 and accordingly, subject to the provisions of this clause 19, no amount in respect of VAT shall be payable by the Buyer to the Seller in respect of the sale of the Business and Assets.

19.3	The Seller warrants and undertakes to the Buyer that the Seller is and will at Completion be registered for VAT with VAT registration number GB17396602.

19.4	The Buyer warrants and undertakes to the Seller that:

(a)	the Buyer has made an application to Customs to be registered for VAT with effect from a date on or before Completion;

(b)	it intends to use and shall use the Assets to carry on the same kind of business as the Business with effect from Completion in a VAT grouping with S & I Properties.

19.5	The Seller will as soon as reasonably practicable after Completion request a direction from Customs under section 49(1)(b) VATA that from and after the Transfer Date the Seller shall be obliged to keep and preserve the VAT Records and:

(a)	if such a direction is made the Seller shall deliver a copy of such direction to the Buyer and shall preserve the VAT Records for such periods as may be required by law and shall allow the Buyer and its agents access to, and to take copies of, such records on reasonable notice during normal business hours; and

(b)	if such a direction is not made the Seller shall keep and preserve the VAT Records on behalf of the Buyer for such periods as may be required by law and to allow the Buyer and its agents access to, and to take copies of, such records on reasonable notice during normal business hours.

19.6	If Customs expressly determine in writing that the sale of any or all of the Business and Assets cannot be treated in the manner contemplated by clause 19.2 the Buyer shall, in addition to any amounts or other consideration expressed in this Agreement to be payable or given by the Buyer, pay to the Seller the amount of any VAT which is properly chargeable on the sale of any or all of the Business and Assets under this Agreement, such amount to be payable no later than the later of, Completion, the date of receipt of a valid VAT invoice (together with a copy of the determination of Customs) from the Seller in respect of such VAT and 3 Business Days prior to the date on which the Seller must account to Customs for such VAT.

19.7	If the Buyer disagrees with the express determination referred to in clause 19.6, it may by notice require the Seller (subject to being indemnified to the Seller’s reasonable satisfaction against all consequent liabilities and costs) to take such actions as the Buyer may reasonably require to appeal against or obtain a review of such determination.

19.8	If the Buyer pays an amount in respect of VAT and it is subsequently determined by Customs or any court or tribunal that any such VAT was not chargeable, the Seller shall forthwith notify the Buyer and shall forthwith within 3 Business Days pay a sum equal to any such amount to the Buyer.

19.9	If the sale of the Property is not a transfer of a business as a going concern because of any breach by the Buyer of its warranties in clause 19.4, the Buyer will indemnify the Seller against any interest and penalties charged or imposed by the Inland Revenue and Customs arising as a result of that breach.

20	Announcements and confidentiality

20.1	Each party shall, and shall use reasonable endeavours to procure that their officers, employees, agents and advisers shall, keep the existence and contents of this Agreement (and any matter ancillary to it and information disclosed during its negotiation) confidential and shall not make any announcement in relation to this Agreement or otherwise publicise its existence or its contents, or the existence of the negotiations between the parties in relation to it, unless permitted to do so by clause 20.4.

20.2	The standard of care employed by a party in protecting the information referred to in clause 20.1 from disclosure shall be no less than the standard which that party employs in the protection of its own confidential information.

20.3	The Seller may not make any announcement to its staff or to any third party in respect of this Agreement or its execution or completion until after the earlier of the expiry of 7 days following Completion or the date on which the Buyer has made all announcements required to be made by it by law or any competent regulatory body upon execution and Completion. The Buyer shall promptly provide confirmation to the Seller when such announcements have been made.

20.4	Subject to clause 20.3 any party may disclose information if and to the extent that:

(a)	the other party has given its written consent; or

(b)	the information is contained in an announcement in an agreed form; or

(c)	that party is required to disclose it by law, court proceedings or any competent regulatory body or recognised investment exchange provided that, so far as is practicable, the disclosure shall be made only after consultation with the other party and after taking into account the other party’s reasonable requirements as to timing, content and manner of communication; or

(d)	such disclosure is on a confidential basis to that party’s professional adviser for the purpose of advising that party in connection with this Agreement; or

(e)	such disclosure is on a confidential basis to that party’s officers and employees whose function requires such disclosure; or

(f)	such disclosure is to any Independent Accountant referred to in this Agreement;

(g)	such disclosure is to a party’s or a party’s holding company’s bankers on a confidential basis.

20.5	The obligations in this clause 20 shall survive Completion and the Seller shall procure that each member of the Seller’s Group complies with this undertaking and the Buyer shall procure that each member of the Buyer’s Group complies with this undertaking.

20.6	For the avoidance of doubt the obligations of the Buyer under this clause 20 shall not apply to its use or disclosure of Confidential Information after Completion.

21	Assignment and third party rights

21.1	Unless this Agreement expressly states otherwise, no right or obligation arising under it (or any document entered into pursuant to or in connection with it) may be assigned, transferred or otherwise disposed of, in whole or in part, without the prior written agreement of the parties.

21.2	Notwithstanding clause 21.1, the benefit of this Agreement (and/or any document entered into pursuant to or in connection with it) may at any time and on more than one occasion be assigned to any member of the Buyer’s Group at that time. However, the assignee shall only be entitled to enforce such benefit whilst it remains a member of the Buyer’s Group. Before the assignee ceases to be a member of the Buyer’s Group, the Buyer shall procure that the assignee reassigns such benefit to the Buyer (or another member of the Buyer’s Group at that time).

21.3	If there is an assignment as permitted by clause 21.2 the amount of loss or damage recoverable by the assignee shall be calculated as if that person had been originally named as that party in this Agreement but shall not exceed the amount which would have applied had such assignment not taken place.

21.4	A party shall immediately give the other party relevant details of any action taken by it in accordance with this clause 21.

21.5	References in this Agreement to a party shall, except where the context requires otherwise, include its successors in title and permitted assigns.

21.6	Unless this Agreement expressly states otherwise:

(a)	a person who is not a party to this Agreement has no right to enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999; and

(b)	if a person who is not a party to this Agreement is stated to have the right to enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999, the parties may vary this Agreement (and any documents entered into pursuant to or in connection with it) without the consent of that person.

22	Notices

22.1	All notices (including all other documents) to be given to a party under this Agreement shall be in writing in English and shall be marked for the attention of the person, and delivered by hand or sent by first class prepaid post (or by air mail if to an address outside the United Kingdom) to the address detailed for the party below:

(a)	in the case of the Seller:

c/o The N G Bailey Organisation Limited Denton Hall Ilkley LS29 0HH

Attention: The company secretary

(b)	in the case of the Buyer:

The S&I Factory Site Ripley Road West Bowling Bradford BD4 7EH West Yorkshire

Attention: Don Madison and the company secretary

A party may change the details recorded for it in this clause by notice to the other in accordance with this clause 22 in which case each such change shall be effective 10 Business Days following such notice.

22.2	A notice shall be treated as having been received:

(a)	if delivered by hand between 9.00 am and 5.00 pm on a Business Day when so delivered; and if delivered by hand outside such hours, at 9.00 am on the next Business Day;

(b)	if sent by first class post, at 9.00 am on the second Business Day after posting if posted on a Business Day and at 9.00 am on the third Business Day after posting if not posted on a Business Day; and

(c)	if sent by air mail, at 9.00 am on the fifth Business Day after posting if posted on a Business Day and at 9.00 am on the sixth Business Day after posting if not posted on a Business Day.

22.3	In proving that a notice has been given it shall be conclusive evidence to prove that delivery was made, or that the envelope containing the notice was properly addressed and posted (as the case may be).

22.4	E-mailed or faxed notices are not valid for the purposes of this Agreement.

23	General

23.1	Entire agreement: This Agreement and the Property Transfer Agreement (together with all other documents to be entered into pursuant to either or both of them) sets out the entire agreement and understanding between the parties to those documents, and supersedes all proposals and prior agreements, arrangements and understandings between the parties, relating to its subject matter.

23.2	Acknowledgment: Each party acknowledges that it is not entering into this Agreement (or any other document to be entered into pursuant to it) in reliance upon, and waives all rights and remedies which, but for this clause, might otherwise be available to it in respect of, any representation, warranty, collateral contract or other assurance made by or on behalf of any other party before execution of this Agreement (except those set out in this Agreement and the documents referred to in it).

23.3	Further assurance: Each party shall do and execute, or arrange for the doing and executing of, any other act and document reasonably requested of it by the other party to implement and give full effect to the terms of this Agreement.

23.4	Time: Time is of the essence as regards any time, date or period specified in this Agreement and as regards any time, date or period which may be substituted for any of them in accordance with this Agreement.

23.5	Survival of rights: Completion shall not affect any rights or liabilities that have accrued prior to Completion or the coming into force or continuance in force of any term that is expressly or by implication intended to come into or continue in force on or after Completion.

23.6	Variation: No variation of this Agreement shall be effective unless it is in writing and is signed by or on behalf of each of the parties.

23.7	Waiver: Delay in exercising, or failure to exercise, any right or remedy in connection with this Agreement shall not operate as a waiver of that right or remedy. The waiver of a right to require compliance with any provision of this Agreement in any instance shall not operate as a waiver of any further exercise or enforcement of that right and the waiver of any breach shall not operate as a waiver of any subsequent breach. No waiver in connection with this Agreement shall, in any event, be effective unless it is in writing, refers expressly to this clause, is duly signed by or on behalf of the party granting it and is communicated to the other party in accordance with clause 22.

23.8	Misrepresentation Act 1967: The Buyer acknowledges and agrees that in entering into this Agreement, and the documents referred to in it, it has not relied on, and will have no remedy in equity, contract, or under the Misrepresentation Act 1967 in respect of any representation other than as expressly set out in this Agreement or any such document and for the avoidance of doubt the wording “going concern” in recital (B) and clause 3.1 shall not imply a warranty or representation on behalf of the Seller.

23.9	Rights cumulative: Subject to 23.8 and 23.14, the rights and remedies of the parties in connection with this Agreement are cumulative and, except as expressly stated in this Agreement, are not exclusive of any other rights or remedies provided by law or equity or otherwise. Except as expressly stated in this Agreement (or at law or in equity in the case or rights and remedies provided by law or equity) any right or remedy may be exercised (wholly or partially) from time to time.

23.10	Costs: Except as otherwise stated in this Agreement each party shall bear its own costs and expenses incurred in connection with the preparation, negotiation, completion and implementation of this Agreement and all ancillary documents.

23.11	Severability: The parties intend each provision of this Agreement to be severable and distinct from the others. If a provision of this Agreement is held to be illegal, invalid or unenforceable, in whole or in part, the parties intend that the legality, validity and enforceability of the remainder of this Agreement shall not be affected.

23.12	Counterparts: This Agreement may be entered into in any number of counterparts and by the parties on separate counterparts, all of which taken together shall constitute one and the same instrument.

23.13	Fraud: Nothing in this Agreement shall have the effect of limiting or restricting any liability of the parties arising as a result of any fraud.

23.14	No Rescission: Neither party shall have any right to rescind this Agreement.

24	Governing law and jurisdiction

24.1	This Agreement is governed by and shall be interpreted in accordance with English law.

24.2	Each party irrevocably submits to the exclusive jurisdiction of the English courts in relation to all matters arising out of or in connection with this Agreement.

Executed as a deed by the parties or their duly authorised representatives but not delivered until the date of this Agreement.

Executed as a deed by	)	/s/ Mark Andrews
Switchgear & Instrumentation Limited	)	Director
acting by two directors or by a director and its	)
secretary	)	/s/ Linda Ashman
	)	Director/Secretary

Executed as a deed by	)	/s/ Don R. Madison
Inhoco 3210 Limited	)	Director
acting by two directors or by a director and its	)
secretary	)	/s/ Mark W. Reid
	)	Director/Secretary